PCMT Corporation
4 Nafcha Street
Jerusalem, Israel 95508
(972) 500-1128

October 18, 2007

Strictly Confidential

Mr. Shabtai Shoval
Chief Executive Officer
Suspect Detection Systems Ltd.
31 Habarzel Street
Tel Aviv Israel

Re:	Due Diligence of SDS Technology

Dear Mr. Shoval:

PCMT Corporation (“PCMT”) appreciates the opportunity to discuss with Suspect Detection Systems Ltd. (“SDS”) a potential transaction on terms and conditions to be negotiated. In order to pursue our interest in SDS, PCMT would like to conduct a due diligence review of SDS and its technology. Accordingly, the parties agree as follows:

1.    Due Diligence. SDS and its representatives shall enable the officers, accountants, counsel, bankers and other representatives of PCMT access to its properties, books, records, personnel, business and other relationships, and will fully cooperate in order that PCMT shall have full opportunity to make such investigation as it desires to make.

2.    Payments to SDS. Upon execution of this letter agreement, and on each of November 11th and December 11th, PCMT shall pay SDS the sum of US $20,000.

3.    Exclusivity. In consideration hereof, SDS shall not, directly or indirectly, through any director, officer, member, manager, employee, agent, creditor, representative or otherwise (and each of said parties shall use reasonable efforts to insure such persons shall not directly or indirectly) (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person or entity relating to (x) any business combination with respect to SDS or the business or assets of SDS; or (y) the sale of any of the assets and/or securities of SDS (an "Alternative Transaction"), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Alternative Transaction, or furnish to any other person or entity any information with respect to the assets or business of SDS or its business for the purposes of pursuing a possible Alternative Transaction with any other party, or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other person or entity to do any of the foregoing. SDS shall promptly notify PCMT of any proposal or inquiry made to it or any of its directors, officers, members, managers, creditors, employees, agents, representatives, or otherwise with respect to any of the foregoing.

4.    Confidentiality. Except as required by applicable law, neither party shall disclose nor permit its officers, representatives, agents or employees to discuss the existence or terms of this letter agreement to any third party.

5.    Binding Effect; Termination. The parties agree to negotiate in good faith the terms and conditions of the definitive agreements with respect to a potential transaction. The parties will use their best efforts to effectuate the closing of a transaction on or before ________, 2007; provided, however, that this letter agreement will terminate upon written notice by PCMT to SDS at any time prior thereto at which point the parties shall no longer have any rights or obligations with respect to this agreement.

6.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein without giving effect to conflict of law principles.

7.    Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.    Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please execute where indicated below and return a fully executed copy of this letter agreement to our attention, whereupon it shall become a valid and binding agreement between us in accordance with the terms hereof.

Very truly yours,

PCMT CORPORATION

By:	/s/ Nachman Shlomo Kohen
Name: Nachman Shlomo Kohen
Title: Chief Executive Officer

AGREED TO AND ACCEPTED
AS OF THIS 18th DAY OF OCTOBER, 2007:
SUSPECT DETECTION LTD.

By:  /s/ Shabtai Shoval
Name: Shabtai Shoval
Title: Chief Executive Officer